Exhibit 10.2

PLAN DOCUMENT

SHARE PLUS FEDERAL BANK

2008 NONQUALIFIED DEFERRED COMPENSATION PLAN

* * *

Initial effective date: May 1, 2008

Number of this Statement or Restatement: Initial Statement

General effective date of this Statement or Restatement: May 1, 2008

Share Plus Federal Bank 2008 Nonqualified Deferred Compensation Plan Plan Document

TABLE OF CONTENTS

I. PURPOSE OF PLAN AND ACCEPTANCE OF TERMS	1

II. STATUS OF PLAN UNDER INTERNAL REVENUE CODE AND ERISA	1
A. Internal Revenue Code	1
B. ERISA	1

III. ADMINISTRATION	1

IV. ELIGIBILITY	2

V. PARTICIPANT’S ACCOUNT	2
A. Plan Benefits consist only of Account Values	2
B. Account Only Notional	2

VI. VESTING OF ACCOUNTS	3
A. Vesting Schedule	3
B. Acceleration of Vesting on Death, Disability, Change in Control, or Exercise of Discretion by Committee	4
C. Complete Forfeiture on Involuntary Termination for Cause	4

VII. PAYMENT OF ACCOUNT BALANCES	4

VIII. BENEFITS ON DEATH	5
A. Entitlement of Beneficiaries	5
B. Designation of Beneficiaries	5
C. Default Beneficiaries	5

IX. SOURCE OF PAYMENT	5
A. No Plan Assets	5

X. TAXES	6
A. Employee Payroll Taxes Borne by Participant or Beneficiary	6
B. No Guaranty of Favorable Tax Treatment	6

XI. Elections and Notices	7

XII. DISPUTE RESOLUTION	7
A. Procedure for Review of Denial of Benefits	7

XIII. MISCELLANEOUS	9
A. No Guarantee of Employment	9
B. No Anticipation or Assignment	9
C. Applicable Law	9
D. Severability	9
E. Enumerations and Headings	9

XIV. PLAN AMENDMENT AND TERMINATION	10

XV. DEFINITIONS	11

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I.	PURPOSE OF PLAN AND ACCEPTANCE OF TERMS

This Plan’s purpose is to provide selected executive employees with nonqualified deferred compensation subject to vesting. Each Participant will receive a copy of the Plan Document and will be deemed thereby to have accepted all of the Plan’s terms and conditions.

II.	STATUS OF PLAN UNDER INTERNAL REVENUE CODE AND ERISA

A.	Internal Revenue Code

The Plan is not intended to meet the requirements of Section 401 (a) of the Code for being a tax-qualified plan and therefore is intended to be a nonqualified deferred compensation plan generally subject to the requirements of IRC § 409A.

B.	ERISA

The Plan is intended to be an unfunded plan of deferred compensation for a select group of management or highly compensated employees of the Company and therefore is intended to be covered generally by Title I of ERISA, but not by Parts 2, 3, or 4 of Title I of ERISA.

III.	ADMINISTRATION

The Plan shall be administered by the Committee; provided, however, that the Board may review, and approve or disapprove, any action taken by the Committee. The Committee’s or Board’s, as the case may be, decisions with respect to the Plan are final and binding on all Claimants.

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IV.	ELIGIBILITY

The Committee shall determine which of its executive employees are eligible to participate in the Plan. No person shall become a Participant except as he or she may be informed in writing of his or her eligibility by the Committee. The Committee may determine at any time that an executive employee who was eligible to participate shall cease to be eligible for future benefit accruals, but a Participant’s ceasing to be eligible to participate shall have no effect on the timing of any Plan payment to the Participant.

V.	PARTICIPANT’S ACCOUNT

A.	Plan Benefits consist only of Account Values

A Participant’s Plan Benefit shall consist solely of the net amount credited to his or her Account. The net amount credited to a Participant’s Account as of the date of his or her initial participation in the Plan shall be $0 (zero dollars). A Participant’s Account shall thereafter be credited periodically with any and all interest or other investment earnings credited under the annuity contract or other investment alternative identified in Appendix B. Each Participant shall have a personal Appendix B applicable to his or her participation, which need not be, and likely will not be, substantially identical to any other Participant’s Appendix B. A Participant’s Account shall not include the principal amount of the annuity contract or other investment alternative described in Appendix B, but only the accumulated interest or other investment earnings with respect to such annuity contract, as determined from time to time in accordance with Appendix B and the underlying annuity contract or other investment alternative.

B.	Account Only Notional

Each Participant’s Account records only the Company’s monetary obligation to him or her. The Plan does not own, or have any special claim to, any funds or asset of its own.

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The Plan does not own any annuity contract or other asset identified in Appendix B, nor is the Company required to own any such annuity contract or other investment. Any annuity contract or other investment identified in Appendix B is only a way to determine the amount to be credited to the Participant’s Account. In the event of the Company’s bankruptcy, the rights of a Participant and his or her Beneficiary(ies) to receive payments from the Plan shall only be the rights of general unsecured creditors of the Company.

VI.	VESTING OF ACCOUNTS

A.	Vesting Schedule

The unvested portion of the amount credited to a Participant’s Account shall be forfeited (that is, never paid to the Participant) if the Participant terminates employment for any reason other than death or becoming Disabled before being 100% vested in his or her Account. A Participant’s vested percentage as of his or her Initial Date of Participation shall be 0% (zero percent). Except as provided in Section VI(B) or (C) below, a Participant’s vested percentage in the amount credited to his or her Account shall increase after his or her Initial Date of Participation in accordance with the following schedule:

Provided that the Participant has not undergone a Separation from Service on or before such date, a Participant’s vested percentage shall increase to	of the	On the

20%	Total accrued interest earnings to date	First anniversary of his or her Initial Participation Date

40%	Total accrued interest earnings to date	Second anniversary of his or her Initial Participation Date

60%	Total accrued interest earnings to date	Third anniversary of his or her Initial Participation Date

80%	Total accrued interest earnings to date	Fourth anniversary of his or her Initial Participation Date

100%	Total accrued interest earnings to date	Fifth anniversary of his or her Initial Participation Date

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B.	Acceleration of Vesting on Death, Disability, Change in Control, or Exercise of Discretion by Committee

Notwithstanding the vesting schedule in Section VI(A), a Participant’s Account shall immediately become 100% vested if the Participant dies or becomes Disabled, or if a Change in Control occurs. The Committee (with the approval of the Board) also has the discretion to accelerate for any reason the vesting of any Participant and in doing so need not accelerate the vesting of any other Participant.

C.	Complete Forfeiture on Involuntary Termination for Cause

Notwithstanding any other Plan provision, a Participant shall forfeit his or her entire Plan benefit (that is, any right to receive any payment whatsoever under the Plan) if the Participant’s employment is terminated by the Company involuntarily for Cause, or if Cause exists at the time Participant voluntarily terminates employment with the Company.

VII.	PAYMENT OF ACCOUNT BALANCES

The amount credited to a Participant’s Account will be paid to the Participant in a single cash payment within 90 consecutive days after the earlier of (a) the date on which the Participant’s Account becomes 100% vested under the vesting schedule contained in Section VI(A), or would have become 100% vested under the vesting schedule in Section VI(A), had the Participant’s vesting not been accelerated, or had the Participant had a Separation from Service before such date, or (b) the Participant’s Separation from Service other than for Cause, and in either such case the Participant’s Account shall continue to be credited with interest or other investment earnings in accordance with Appendix B for the Participant until paid. If the 90-consecutive-day period during which payment to Participant may be made under the preceding sentence spans two taxable years of the Participant, the Participant shall not have the right to designate in which calendar year the payment will be made.

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VIII.	BENEFITS ON DEATH

A.	Entitlement of Beneficiaries

The amount credited to a Participant’s Account at the time of his death will become the property of his or her Beneficiary(ies).

B.	Designation of Beneficiaries

Unless another writing is accepted for this purpose by the Plan Administrator, the writing used by a Participant to instruct the Company as to the identity of the Participant’s Beneficiary(ies) will be a Beneficiary Designation Form in the form of Appendix C.

C.	Default Beneficiaries

If at the time of a Participant’s death no valid Beneficiary Designation Form is on file, then his or her Beneficiary will be his or her surviving spouse, or, if he or she has no surviving spouse, his or her issue by right of representation. For the purpose of determining a Participant’s Beneficiary(ies) under this Plan, the term “issue” includes adopted children, but does not include stepchildren, unless adopted.

IX.	SOURCE OF PAYMENT

A.	No Plan Assets

Even if the Company establishes a Rabbi Trust in connection with the Plan, the Company’s obligations to any Participant under the Plan are only contractual. Neither the Plan nor any Participant has any right, title, or interest to or in any investment of whatever nature that the Company may choose to acquire to hedge, offset, or match its liability under the Plan. The Company has no obligation to establish a Rabbi Trust with respect to the Plan.

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X.	TAXES

A.	Employee Payroll Taxes Borne by Participant or Beneficiary

Before crediting any amount to an Account, permitting any amount to become vested under the Plan, or paying any amount otherwise due under the Plan, the Company will reduce the gross amount to be so credited, vested, or paid, and/or reduce any other amount(s) owed by the Company to a Participant or Beneficiary, as the Company may, in its complete discretion, determine, by the total amount of all Employee Payroll Taxes imposed by law with respect to the amount to be credited, vested, or paid.

B.	No Guaranty of Favorable Tax Treatment

Although the Company may inform a Participant and/or a Beneficiary of what it believes to be the Plan’s federal and state tax consequences to him, her, or it, as the case may be, the Company does not guarantee any particular federal or state tax consequences of Plan benefits. Participants and Beneficiary(ies) must rely on their own acumen or their own personal tax and financial adviser(s) as to the federal and state tax consequences of Plan participation.

The Company has the sole authority, responsibility, and discretion to interpret and apply the Plan’s provisions and will adopt such rules and regulations with respect to the Plan as it may deem necessary or appropriate.

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XI.	Elections and Notices

All elections and notices intended by a Participant or a Beneficiary to be given to the Company will be in writing and either personally delivered or mailed by U.S. First Class mail to the Company at its main offices at 5224 West Plano Parkway, Plano, Texas 75093. Any notice intended to be given by the Company to a Participant, a Beneficiary, or a Claimant will be given to the Participant, Beneficiary, or Claimant by U.S. First Class mail, addressed to the home address of the Participant, Beneficiary, or Claimant, as the case may be, that may be found in the Company’s personnel records, or, if the Participant, Beneficiary, or Claimant is in the Company’s current employment and available to receive notice by personal delivery on the Company’s premises, by personal delivery on the Company’s premises.

XII.	DISPUTE RESOLUTION

A.	Procedure for Review of Denial of Benefits

(1) The Company will generally determine a Participant’s and any Beneficiary’s rights to payment under the Plan, will cause payments that are due to be made under the Plan to the Participant or Beneficiary to be made to the right person at the right time, and will determine all other matters under the Plan without the Participant’s or Beneficiary’s having to apply for any determination or payment. However, any Claimant may make an application for Plan benefits, and should a Claimant make such an application, then the Company will determine the Claimant’s rights to Plan benefits.

(2) If the Company wholly or partially denies a claim for benefits, the Company will provide the Claimant with a notice of the denial that sets forth the specific reason(s) for the denial, specific references to the Plan provisions on which the denial is based, a description of any additional material or information that may be needed from the Claimant or any other person in order to perfect the claim, and information as to the steps to be taken if the Claimant wishes to appeal the denial. The notice of denial will be given within a reasonable time, but not later than 90 days after the claim is filed, unless special circumstances require an extension of time for

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processing the claim. If an extension of time is required, written notice will be furnished to the Claimant within 90 days of the date the claim was filed, stating the special circumstances requiring the extension and the date by which a decision on the claim can be expected, which date will be no more than 180 days from the date the claim was filed. If no notice of denial is provided by the deadline for providing the notice, then the claim will be deemed to have been denied and the Claimant may appeal the denial.

(3) A Claimant may appeal a denied claim to the Company, with or without the aid of an attorney or other representative, and, in connection with the appeal, may review pertinent documents and submit issues and comments in writing. Any appeal must be made within 60 days of the date the Claimant receives notification of the denied claim or, in the case of the claimed existence of new evidence that the Claimant wishes to bring to the Company’s attention that both (i) was unknown to and not reasonably discoverable by the Claimant before the time the initial claim or an earlier appeal of the initial claim was denied and (ii) bears significantly on the merits of the claim, within 60 days of the date of the Claimant’s discovery of such new evidence. If a Claimant bases an appeal in whole or in part on the existence of new evidence, the Company may in its discretion require the Claimant make a new claim for benefits.

(4) On receipt of an appeal from a decision of the Company, the Company will, within a reasonable time, but not later than 60 days after receiving the appeal, unless special circumstances require an extension of time for processing the appeal, provide written notification of its decision to the Claimant, stating the specific reasons and referencing specific Plan provisions on which its decision is based. If an extension is required, the Company will notify the Claimant of the special circumstances and of a date no later than 120 days after the date the appeal was made when the Company will notify the Claimant of its decision.

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XIII.	MISCELLANEOUS

A.	No Guarantee of Employment

Nothing contained in the Plan, and no action taken under it, may be construed as a contract of employment or as giving any Participant any right to be retained in the Company’s employment.

B.	No Anticipation or Assignment

Except in the case of a qualified domestic relations order (“QDRO”) under ERISA, a Participant’s or any Beneficiary’s right to any payment under the Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Participant’s or Beneficiary’s creditors.

C.	Applicable Law

It is intended that this Plan be governed by ERISA and by the laws of the State of Texas to the extent, if any, that any state’s laws may apply.

D.	Severability

If any provisions of the Plan are held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions will nevertheless continue to be effective to the maximum possible extent.

E.	Enumerations and Headings

The enumeration and headings in this Plan are merely for convenience of reference. They are not intended to have substantive significance.

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XIV.	PLAN AMENDMENT AND TERMINATION

(1) The Company may amend or terminate the Plan in its complete discretion at any time. Termination of the Plan is discretionary with the Company even after a Change in Control. Any amendment or Plan termination will be effective only prospectively, and may not adversely affect the rights of any Participant or Beneficiary to any benefit previously accrued under the Plan. For the purpose of interpreting the preceding sentence, any amendment that does not (1) reduce the vested amount credited to a Participant’s Account as of the date immediately before the date when the amendment becomes effective or is adopted, whichever occurs later, or (2) reduce the rate of interest or other investment earnings and/or appreciation to be credited, or that can reasonably be expected to be credited, to the Participant’s Account after the date when the amendment becomes effective or is adopted, whichever occurs later, to a rate that can be demonstrated by clear and convincing evidence is unreasonably low when compared with the rate that could be earned by the Participant on a non-Plan investment with similar risk and tax consequences that is reasonably available to the Participant, will be deemed not to have adversely affected the Participant’s or any Beneficiary’s rights with respect to amounts previously earned under the Plan. Except as specifically provided in the case of the Plan’s termination following a Change in Control, no amendment may change the date when payment would otherwise be made to a Participant under the Plan.

(2) If the Company terminates the Plan, no Participant’s Account will be paid to a Participant by the Company until the time when it would otherwise have been paid, determined as if the Plan had not been terminated; provided, however, that the Company may cause all Participants’ Accounts to be distributed in connection with a Plan termination that occurs within 12 months after a Change in Control, but only to the extent that Company determines that such distribution will not cause amounts deferred under the Plan to become subject to the additional taxes imposed by IRC § 409A.

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XV.	DEFINITIONS

For Plan purposes, the following terms will have the following meanings:

A. “Account” means the bookkeeping account maintained by Company to record the amount owed to Participant under the Plan.

B. “Beneficiary” means a person entitled to all or a portion of Participant’s Account after the Participant’s death.

C. “Board” means the Company’s Board of Directors.

D. “Cause” means (i) the Participant’s conviction of, pleading no contest to, or being placed on deferred adjudication for, a felony that adversely affects the Participant’s or Company’s reputation in the community; (ii) the Participant’s conviction of any felony; or (iii) any act, omission, or course of conduct constituting material dishonesty on the part of the Participant toward or involving the Company.

E. “Change in Control” means a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, but only as set forth in Appendix A.

F. “Claimant” means a Participant, Beneficiary, or any other person, who claims a benefit under the Plan.

G. “Code” means the Internal Revenue Code of 1986, as amended.

H. “Committee” means the Compensation Committee of the Board.

I. “Company” means Share Plus Federal Bank.

J. “Disabled” is defined in Appendix A.

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K. “Employee Payroll Taxes” means Federal Insurance Contributions Act (“FICA”) taxes and/or any other taxes (including, but not by way of limitation, federal or state income tax withholding on wages, deferred compensation, disability benefits, death benefits, or similar amounts, the additional taxes imposed by IRC § 409A, and including any such taxes enacted after the Initial Effective Date), but only to the extent that such taxes are imposed on the Participant, Beneficiary, or other payee, as the case may be, and not on the Company.

L. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

M. “Initial Participation Date” means the date specified by the Committee in writing as the date when a Participant begins to participate in the Plan.

N. “Initial Effective Date” means May 1, 2008.

O. “Participant” means an executive employee of the Company who has been selected by the Committee in writing to participate in the Plan.

P. “Plan” means the Share Plus Federal Bank Nonqualified Deferred Compensation Plan.

Q. “Rabbi Trust” means a grantor trust established by the Company and to which the Company makes contributions, and from which the Company intends that all or a portion of the Plan’s benefits are intended to be paid. A Rabbi Trust will generally provide that except in the case of the Company’s bankruptcy or other insolvency, the Company has no right to withdraw assets from the Rabbi Trust until after the satisfaction of all of the Plan’s liabilities and may also provide that the Company not amend the trust instrument to stop payments by the Rabbi Trust to the Participant or Beneficiary, but in the event of the Company’s bankruptcy or other insolvency, the trustee will stop any payments from the Rabbi Trust to Participant or Beneficiary(ies) and will hold the assets of the Rabbi Trust for benefit of the Company’s general unsecured creditors, including Participant and Beneficiary(ies) owed amounts under the Plan, but also including all other general unsecured creditors of the Company.

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R. “Separation From Service” is defined in Appendix A.

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Executed as of _____________________________________________in Piano, Texas.

SHARE PLUS FEDERAL BANK

By

Its

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SHAREPLUS FEDERAL BANK

2008 NONQUALIFIED DEFERRED COMPENSATION PLAN

Amendment Number One

THIS AMENDMENT to the SharePlus Federal Bank 2008 Nonqualified Deferred Compensation Plan (the “Plan”) is made by SharePlus Federal Bank (the “Bank”).

WHEREAS, the Bank adopted the Plan, effective May 1, 2008; and

WHEREAS, the Bank has adopted a Plan of Conversion whereby it intends to convert from mutual to stock form and become the wholly-owned subsidiary of SharePlus Bancorp, Inc., which will be a publicly-traded Maryland stock holding company; and

WHEREAS, the Bank wishes to amend the Plan to provide that benefit distribution to a “specified employee” of a publicly traded company who has a separation from service other than due to death or disability) will be delayed and paid on the first day of the seventh month following the participant’s separation from service, in accordance with the requirements of Section 409A of the Internal Revenue Code; and

WHEREAS, the Bank may amend the Plan at any time, pursuant to Article XIV of the Plan.

NOW, THEREFORE, the following amendment to the Plan is hereby adopted:

1. Article VII of the Plan is hereby amended by adding the following sentence to the end thereof:

“Notwithstanding anything herein to the contrary, if the Participant is a Specified Employee and the Participant’s distribution is due to his Separation from Service (other than due to death or the Participant’s having become Disabled), then single cash payment shall be delayed and shall be paid on the first day of the seventh month following the Participant’s Separation from Service.”

2. Appendix A to the Plan shall be amended by adding the following definition to the end thereof:

“Specified Employee” means, with respect to an employee of a publicly traded company or its subsidiary, any Participant who also satisfies the definition of “key employee” as such term is defined in Code Section 416(i) (without regard to paragraph (5) thereof).”

[Signature Page Follows]

APPENDIX A

SHARE PLUS FEDERAL BANK

2008 NONQUALIFIED DEFERRED COMPENSATION PLAN

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IRC § 409A REQUIRED DEFINITIONS

“Change In Control” means a Change In Ownership of the Company, A Change In the Effective Control of the Company, or a Change in the Ownership of a Substantial Portion of the Company’s Assets.

“Change in Ownership of the Company” means, except as provided below, that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Company, and is treated as occurring on the date when either 50% threshold is crossed. An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which the Company acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this section. This section applies only when there is a transfer of stock of the Company (or issuance of stock of the Company) and stock in the Company remains outstanding after the transaction. For purposes of the foregoing, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with or of the Company, such shareholder is considered to be acting as a group with other shareholders only with respect to the ownership in the Company or other corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

“Change In the Effective Control of the Company” means the occurrence of either of the following:

(1) Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing 30 percent or more of the total voting power of the stock of the Company, and occurs on the date when the 30% threshold is first crossed.

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(2) A majority of members of the Company’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election, and occurs on the date such majority is first attained. If any one person, or more than one person acting as a group, is considered to effectively control the Company (within the meaning set forth above), the acquisition of additional control of the Company by the same person or persons is not considered to cause a Change in the Effective Control of the Company (or to cause a change in the ownership of the Company as set forth above).

For purposes of the above, persons will not be considered to be acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. If a person, including an entity, owns stock in both the Company and another corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in the Company or the other corporation only with respect to the ownership in the Company or other corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

“Change In the Ownership of a Substantial Portion of the Company’s Assets” means that any one person, or more than one person acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions, and occurs on the date when such 40% threshold is crossed. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. There is no Change In Ownership of a Substantial Portion of the Assets of the Company when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer. A transfer of assets by the Company is not treated as a change in the ownership of such assets if the assets are transferred to:

(i) A Company shareholder (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii) An entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Company;

(iii) A person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value of voting power of all the outstanding stock of the Company;

(iv) An entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent or more of the total value or voting power of all the outstanding stock of the Company.

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For purposes of the above and except as otherwise provided herein, a person’s status is determined immediately after the transfer of the assets. For example, a transfer to a corporation in which the transferor corporation has no ownership interest before the transaction, but that is a majority-owned subsidiary of the transferor corporation after the transaction, is not treated as a change in the ownership of the assets of the transferor corporation. Persons will not be considered to be acting as a group solely because they purchase assets of the Company at the same time. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar business transaction with the Company. If a person, including an entity shareholder, owns stock in both the Company and a corporation that enters into a merger, consolidation, purchase or acquisition of assets, or similar transaction, such shareholder is considered to be acting as a group with other shareholder in the Company or the other corporation only to the extent of the ownership in the Company or other corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.

“Disabled” means that the Participant meets either of the following requirements:

(a) He or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

(b) He or she is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the service provider’s employer. A Participant will be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant will also be deemed Disabled if determined to be disabled in accordance with a disability insurance program, provided that the definition of disability applied under such disability insurance program complies with the foregoing requirements.

“Separation From Service” means the Participant has died, retired, or otherwise had a termination of employment with the Company, subject to the following qualifications:

(a) Whether a termination of employment has occurred is determined based on whether the facts and circumstances indicate that the Company and the Participant reasonably anticipated that either (i) no further services would be performed by the Participant for the Company after a certain date or (ii) the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than 20 percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company if the Participant has been providing services to the Company less than 36 months). Facts and circumstances to be considered in

A-3	Share Plus Federal Bank 2008 Nonqualified Deferred Compensation Plan Beneficiary Designation Form

making this determination include, but are not limited to, whether the Participant continues to be treated as an employee for other purposes (such as continuation of salary and participation in employee benefit programs), whether similarly situated service providers have been treated consistently, and whether the Participant is permitted, and realistically available, to perform services for other service recipients in the same line of business. The Participant will be presumed to have separated from service where the level of bona fide services performed decreases to a level equal to 20 percent or less of the average level of services performed by the Participant during the immediately preceding 36-month period. The Participant will be presumed not to have separated from service where the level of bona fide services performed continues at a level that is 50 percent or more of the average level of services performed by the Participant during the immediately preceding 36-month period. No presumption applies to a decrease in the level of bona fide services performed to a level that is more than 20 percent and less than 50 percent of the average level of bona fide services performed during the immediately preceding 36-month period. The presumption is rebuttable by demonstrating that the Company and the Participant reasonably anticipated that as of a certain date the level of bona fide services would be reduced permanently to a level less than or equal to 20 percent of the average level of bona fide services provided during the immediately preceding 36-month period or full period of services provided to the Company if the Participant has been providing services to the service recipient for a period of less than 36 months (or that the level of bona fide services would not be so reduced).

(b) The Participant shall not be considered to have had a Separation from Service while he or she is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Company under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Company. If the period of leave exceeds six months and the Participant does not retain a right to reemployment under an applicable statute or by contract, a Separation from Service is deemed to occur on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment or any substantially similar position of employment, a 29-month period of absence is substituted for such six-month period. For periods during which the Participant is on a paid bona fide leave of absence (as defined above) and has not otherwise terminated employment, the Participant is treated as providing bona fide services at a level equal to the level of services that the Participant would have been required to perform to receive the compensation paid with respect to such leave of absence. Periods during which the Participant is on an unpaid bona fide leave of absence and has not otherwise terminated employment, are disregarded for purposes of determining whether the Participant has had a termination of employment.

(c) Where as part of a sale or other disposition of assets by the Company to an unrelated service recipient (buyer) the Participant would otherwise experience a Separation From Service with the Company, the Company and the buyer may specify whether the Participant has experienced a Separation From Service, provided that the asset purchase transaction results from

A-4	Share Plus Federal Bank 2008 Nonqualified Deferred Compensation Plan Beneficiary Designation Form

bona fide, arm’s length negotiations, all employees similarly situated to the Participant immediately before the asset purchase transaction and providing services to the buyer after and in connection with the assert purchase transaction are treated consistently (regardless of position with the Company) for purposes of applying the provisions of any nonqualified deferred compensation plan as defined in Treas. Reg. § 1.409A-1, and such treatment is specified in writing no later than the closing date of the asset purchase transaction. For purposes of the above, references to a sale or other disposition of assets, or an asset purchase transaction, refer only to a transfer of substantial assets, such as a plant or division or substantially all the assets of a trade or business. For purposes of the above, whether a service recipient is related to another service recipient is determined under the rules provided in Treas. Reg. § 1.409A-l(f)(2)(ii).

A-5	Share Plus Federal Bank 2008 Nonqualified Deferred Compensation Plan Beneficiary Designation Form

APPENDIX B

FOR PARTICIPANT JEFFREY WEAVER

SHARE PLUS FEDERAL BANK

2008 NONQUALIFIED DEFERRED COMPENSATION PLAN

* * *

DETERMINATION OF VALUE OF PARTICIPANT JEFFREY WEAVER’S ACCOUNT

Participant Jeffrey Weaver’s Initial Participation Date shall be May 5, 2008, and the value of his Account in the Share Plus Federal Bank Nonqualified Deferred Compensation Plan (the “Plan”) will be only the accumulated interest credited at any time after his Initial Date of Participation and before his Plan payment date under the provisions of that certain Western-Southern Life Assurance Company Annuity Contract identified as follows:

Western Southern Life Contract #W0021461494

Issue Date – 05/05/08

B-1	Share Plus Federal Bank 2008 Nonqualified Deferred Compensation Plan Beneficiary Designation Form